E.J. NAK Exclusive Simmons Agreement


It is agreed that the Simmons Mattress Company and E.J. Nak
Mattress will enter into an exclusive Simmons only bedding program beginning September 1, 1999.

TERMS AND CONDITIONS OF THIS AGREEMENT:

     (1) Simmons will be the sole provider of all bedding products for each E.J. Nak Mattress location and every additional E.J.. Nak Mattress Gallery.

     (2) Minimum of 30 sets of Simmons bedding on display at each E.J. Nak Mattress location.

     (3) Geographical locations for the sale of Simmons products at future E.J. Nak Galleries, must be agreed upon by both Simmons and E.J. Nak Mattress.

     (4)  Simmons will accrue 10% of net sales as co-op finds for
     advertising.   (Net sales are defined as: gross sales minus
     terms, returns and sales from as-is goods, over-stock goods and promotional goods). Advertising claims are paid in full by E.J. Nak Mattress. E.J. Nak Mattress then attaches supporting documents ( tare sheets and or scripts from broadcast media) to the original advertising invoice and submits this to Simmons. Simmons then pays 50% of the invoice based on sufficient funds accrued in co-op account.

     (5) Simmons will provide point of purchase sales displays for each and every future mattress location.

     (6) Simmons will provide comprehensive and on going sales training for management and sales associates.

     (7) Simmons will assist in developing consistent and forecasted advertising campaigns.

     (8) This agreement is subject to review and termination at any time. Violation of the above terms would result in the termination of this agreement.


Signed: Bill Visser                     Signed: E.J. Nak Mattress

Simmons Regional Sales Manager
Sales Lake City